UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

         Date of report (Date of earliest event reported) June 28, 1999


                         THE RIDGEWOOD POWER GROWTH FUND
               (Exact name of Registrant as Specified in Charter)

Delaware                        0-25935                    22-3495594
(State or other             (Commission                     (IRS Employer
jurisdiction                file number)              Identification Number)
of incorporation)

              947 Linwood Avenue, Ridgewood, New Jersey 07450-2939
               (Address of principal executive offices) (Zip Code)

        Registrant's telephone number, including area code (201) 447-9000

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Item 2.  Acquisition or Disposition of Assets.

Beginning in late 1999, Ridgewood Power LLC, the Managing Shareholder of the Fund, began negotiations to buy nine existing hydroelectric generating plants from Synergics, Inc. In the course of negotiations and due diligence, Ridgewood Power learned that one of Synergics' lenders had declared a payment default against Synergics and that the lender had agreed to discharge the debt at a substantial discount from the face amount if payment were made by the end of April 2000. In order to preserve the benefit of the lender's offer and to allow completion of the acquisition on favorable terms, Ridgewood Electric Power Trust V and the Fund, through a joint venture, acquired the debt from the lender on April 28, 2000 for a payment of $17 million to the lender. The debt remains in default but the joint venture is not exercising its remedies against Synergics or the Synergics subsidiaries pending the proposed acquisition described below.

The joint venture intends to acquire the Synergics hydroelectric generation business by forgiving the $17 million of outstanding debt and paying an additional $1 million to the shareholders of Synergics and paying up to an additional $1.7 million of Synergics' tax liabilities that might be incurred as a result of the sale of its assets. In addition, if a project lease for Synergics' Box Canyon, California hydroelectric plant is extended beyond the year 2010, the joint venture will pay the Synergics shareholders the lesser of $500,000 or one-half of the agreed present value derived from the lease extension. The structuring and closing of the acquisition is to be determined after a review of certain financial, contractual and tax considerations and termination of the Hart-Scott-Rodino Act antitrust waiting period.

Until the acquisition closes, Synergics has agreed to retain all working capital for the account of the joint venture and to allow the joint venture to approve all operational decisions and expenditures. Synergics is cooperating closely with the joint venture in making operational decisions. However, although the joint venture currently intends to acquire the Synergics hydroelectric generation business as promptly as possible, neither the joint venture nor Trust V and the Fund are obligated to acquire Synergics or any of its assets. Wayne L. Rogers, the president of Synergics, Inc., agreed to vote the stock of Synergics, Inc. beneficially owned by him (approximately 69% of the voting stock) in favor of a merger or other corporate reorganization as specified by Trust V and the Fund that materially complies with the provisions outlined above.

Although the joint venture now owns the debt of Synergics, there is approximately $11.725 million of debt owed to Fleet Bank, N.A. Trust V and the Fund are in discussions with Fleet Bank concerning the assumption of the Fleet debt in connection with the acquisition.

Trust V supplied $5 million of the capital used by the joint venture to acquire the debt and the Fund supplied the remaining $12 million. Any additional capital needed for the acquisition will be supplied to the joint venture by the Fund. Trust V and the Fund will own the joint venture in proportion to the capital each supplies and neither will have preferred rights over the other.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

No historical or pro forma financial  information are required under  Regulation
S-X

         (c)  Exhibits.

Exhibit No.       Item

2.A  Assignment  Agreement  dated April 28, 2000 entered into by and among Trust
Company  of  the  West,  The  Boilermaker-Blacksmith   National  Pension  Trust,
Ridgewood Hydro LLC, Synergics, Inc. and its subsidiaries and Wayne Rogers.

2.B. Loan Agreement dated October 31, 1989 by and between Synergics, Inc. and Trust Company of the West

The exhibits will be filed in electronic format by amendment.
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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                         THE RIDGEWOOD POWER GROWTH FUND

                         By: /s/ Christopher I. Naunton
                          Christopher I. Naunton, Vice
                          President and Chief Financial
                                 Officer